The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated July 14, 2023

July , 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR®
S&P® Regional Banking ETF due July 24, 2025
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
●The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the SPDR® S&P® Regional Banking ETF, which we refer to as the Fund, is greater than or equal to 65.00% of the Initial Value, which we refer to as the Interest Barrier.
●If the closing price of one share of the Fund is greater than or equal to the Interest Barrier on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent
Interest Payments for prior Review Dates.
●The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than the first and final Review Dates) is greater than or equal to the Initial Value.
●The earliest date on which an automatic call may be initiated is January 19, 2024.
●Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest
Payment may be made with respect to some or all Review Dates.
●Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive
Contingent Interest Payments.
●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as
JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of
JPMorgan Chase & Co., as guarantor of the notes.
●Minimum denominations of $1,000 and integral multiples thereof
●The notes are expected to price on or about July 19, 2023 and are expected to settle on or about July 24, 2023.
●CUSIP: 48133YJK1

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk
Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $17.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $966.70 per $1,000 principal amount note.
The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Fund: The SPDR® S&P® Regional Banking ETF (Bloomberg
ticker: KRE)
Contingent Interest Payments:
If the notes have not been automatically called and the closing price of one share of the Fund on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal
amount note a Contingent Interest Payment equal to at least
$26.00 (equivalent to a Contingent Interest Rate of at least
10.40% per annum, payable at a rate of at least 2.60% per
quarter) (to be provided in the pricing supplement), plus any previously unpaid Contingent Interest Payments for any prior
Review Dates.
If the Contingent Interest Payment is not paid on any Interest
Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share of the Fund on the Review Date related to that later
Interest Payment Date is greater than or equal to the Interest
Barrier. You will not receive any unpaid Contingent Interest
Payments if the closing price of one share of the Fund on each subsequent Review Date is less than the Interest Barrier.
Contingent Interest Rate: At least 10.40% per annum, payable at a rate of at least 2.60% per quarter (to be provided in the pricing supplement)
Interest Barrier/Trigger Value: 65.00% of the Initial Value
Pricing Date: On or about July 19, 2023
Original Issue Date (Settlement Date): On or about July 24,
2023
Review Dates*: October 19, 2023, January 19, 2024, April 19,
2024, July 19, 2024, October 21, 2024, January 21, 2025, April
21, 2025 and July 21, 2025 (final Review Date)
Interest Payment Dates*: October 24, 2023, January 24, 2024,
April 24, 2024, July 24, 2024, October 24, 2024, January 24,
2025, April 24, 2025 and the Maturity Date
Maturity Date*: July 24, 2025
Call Settlement Date*: If the notes are automatically called on any Review Date (other than the first and final Review Dates), the first Interest Payment Date immediately following that
Review Date
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a
Determination Date — Notes Linked to a Single Underlying — Notes
Linked to a Single Underlying (Other Than a Commodity Index)” and
“General Terms of Notes — Postponement of a Payment Date” in the
accompanying product supplement

Automatic Call:
If the closing price of one share of the Fund on any Review Date
(other than the first and final Review Dates) is greater than or equal to the Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note,
equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid
Contingent Interest Payments for any prior Review Dates,
payable on the applicable Call Settlement Date. No further
payments will be made on the notes.
Payment at Maturity:
If the notes have not been automatically called and the Final
Value is greater than or equal to the Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest
Payment applicable to the final Review Date plus (c) any
previously unpaid Contingent Interest Payments for any prior
Review Dates.
If the notes have not been automatically called and the Final
Value is less than the Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Fund Return)
If the notes have not been automatically called and the Final
Value is less than the Trigger Value, you will lose more than
35.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
Fund Return:
(Final Value – Initial Value)
Initial Value
Initial Value: The closing price of one share of the Fund on the
Pricing Date
Final Value: The closing price of one share of the Fund on the final Review Date
Share Adjustment Factor: The Share Adjustment Factor is
referenced in determining the closing price of one share of the
Fund and is set equal to 1.0 on the Pricing Date. The Share
Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings —
Funds — Anti-Dilution Adjustments” in the accompanying
product supplement for further information.

PS-1 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Regional Banking ETF

How the Notes Work

Payment in Connection with the First Review Date

Payments in Connection with Review Dates (Other than the First and Final Review Dates)

PS-2 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Regional Banking ETF

Payment at Maturity If the Notes Have Not Been Automatically Called

Total Contingent Interest Payments
The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 10.40% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 10.40% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments
8	$208.00
7	$182.00
6	$156.00
5	$130.00
4	$104.00
3	$78.00
2	$52.00
1	$26.00
0	$0.00

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to a hypothetical Fund, assuming a range of performances for the hypothetical Fund on the Review Dates. The hypothetical payments set forth below assume the following:
●an Initial Value of $100.00;
●an Interest Barrier and a Trigger Value of $65.00 (equal to 65.00% of the hypothetical Initial Value); and
●a Contingent Interest Rate of 10.40% per annum (payable at a rate of 2.60% per quarter).
The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial
Value.
The actual Initial Value will be the closing price of one share of the Fund on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of the Fund, please see the historical information set forth under “The Fund” in this pricing supplement.
Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

PS-3 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Regional Banking ETF

Example 1 — Notes are automatically called on the second Review Date.

Date	Closing Price	Payment (per $1,000 principal amount note)
First Review Date	$105.00	$26.00
Second Review Date	$110.00	$1,026.00
	Total Payment	$1,052.00 (5.20% return)
Because the closing price of one share of the Fund on the second Review Date is greater than or equal to the Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,026.00 (or $1,000 plus the Contingent Interest
Payment applicable to the second Review Date), payable on the applicable Call Settlement Date. The notes are not automatically callable before the second Review Date, even though the closing price of one share of the Fund on the first Review Date is greater than the Initial Value. When added to the Contingent Interest Payment received with respect to the prior Review Date, the total amount paid, for each $1,000 principal amount note, is $1,052.00. No further payments will be made on the notes.
Example 2 — Notes have NOT been automatically called and the Final Value is greater than or equal to the Trigger Value.

Date	Closing Price	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$26.00
Second Review Date	$85.00	$26.00
Third through Seventh Review Dates	Less than Interest Barrier	$0
Final Review Date	$90.00	$1,156.00
	Total Payment	$1,208.00 (20.80% return)
Because the notes have not been automatically called and the Final Value is greater than or equal to the Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,156.00 (or $1,000 plus the Contingent Interest Payment applicable to the final
Review Date plus the unpaid Contingent Interest Payments for any prior Review Dates). When added to the Contingent Interest
Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,208.00.
Example 3 — Notes have NOT been automatically called and the Final Value is less than the Trigger Value.

Date	Closing Price	Payment (per $1,000 principal amount note)
First Review Date	$55.00	$0
Second Review Date	$60.00	$0
Third through Seventh Review Dates	Less than Interest Barrier	$0
Final Review Date	$55.00	$550.00
	Total Payment	$550.00 (-45.00% return)
Because the notes have not been automatically called, the Final Value is less than the Trigger Value and the Fund Return is -45.00%, the payment at maturity will be $550.00 per $1,000 principal amount note, calculated as follows:
$1,000 + [$1,000 × (-45.00%)] = $550.00
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.
●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value is less than the Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial
Value. Accordingly, under these circumstances, you will lose more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

PS-4 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Regional Banking ETF

●THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date (and we will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates) only if the closing price of one share of the Fund on that Review Date is greater than or equal to the Interest Barrier. If the closing price of one share of the Fund on that
Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of the Fund on each subsequent Review Date is less than the Interest Barrier. Accordingly, if the closing price of one share of the Fund on each Review Date is less than the
Interest Barrier, you will not receive any interest payments over the term of the notes.
●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
●THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS
THAT MAY BE PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation in the price of one share of the Fund, which may be significant. You will not participate in any appreciation in the price of one share of the Fund.
●POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
●THERE ARE RISKS ASSOCIATED WITH THE FUND —
The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.
●THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY,
MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET
VALUE PER SHARE —
The Fund does not fully replicate its Underlying Index (as defined under “The Fund” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the
Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index.
Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.
Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
●RISKS ASSOCIATED WITH THE BANKING INDUSTRY —
All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share. These factors could affect the banking industry and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the notes, which may adversely affect the value of your notes.

PS-5 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Regional Banking ETF

●THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE—
If the Final Value is less than the Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger
Value will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Fund.
●THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
●YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES HELD BY THE FUND OR HAVE ANY RIGHTS
WITH RESPECT TO THE FUND OR THOSE SECURITIES.
●THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.
However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
●THE RISK OF THE CLOSING PRICE OF ONE SHARE OF THE FUND FALLING BELOW THE INTEREST BARRIER OR THE
TRIGGER VALUE IS GREATER IF THE PRICE OF ONE SHARE OF THE FUND IS VOLATILE.
●LACK OF LIQUIDITY—
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
●THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the
Contingent Interest Rate.
●THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE
NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the
Maturity Date could result in a substantial loss to you.

PS-6 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Regional Banking ETF

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors —
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
The Fund

The SPDR® S&P® Regional Banking ETF is an exchange-traded fund of the SPDR® Series Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of an index derived from the regional banking segment of the U.S. banking industry, which we refer to as the Underlying Index with respect to the
SPDR® S&P® Regional Banking ETF. The Underlying Index with respect to the SPDR® S&P® Regional Banking ETF is currently the
S&P® Regional Banks Select IndustryTM Index. The S&P® Regional Banks Select IndustryTM Index is a modified equal-weighted index that is designed to measure the performance of the GICS® regional banks sub-industry of the S&P Total Market Index. For additional information about the SPDR® S&P® Regional Banking ETF, see “Fund Descriptions — The SPDR® S&P® Industry ETFs” in the
accompanying underlying supplement.
Historical Information
The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the
Fund from January 5, 2018 through July 7, 2023. The closing price of one share of the Fund on July 13, 2023 was $43.95. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.
The historical closing prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Pricing Date or any Review Date. There can be no assurance that the performance of the Fund will result in the return of any of your principal amount or the payment of any interest.

Historical Performance of the SPDR® S&P® Regional Banking ETF Source: Bloomberg

PS-7 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Regional Banking ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes
Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.
You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.
Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to)
withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable
Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1,
2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of
Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.
The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase
& Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding
Rate” in this pricing supplement.

PS-8 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Regional Banking ETF

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See
“Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the
Notes” in this pricing supplement.
Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.
The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See
“Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account
Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Fund” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.
You may also choose to reject such changes, in which case we may reject your offer to purchase.

PS-9 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Regional Banking ETF

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
●Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
●Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-10 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Regional Banking ETF